April 3, 2007

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR FOURTH QUARTER,

TWELVE MONTHS OF 2006

HOUSTON, Texas (April 3, 2007) - MAXXAM Inc. (AMEX: MXM) yesterday reported a net loss of $22.9 million, or $4.36 per share loss for the fourth quarter of 2006, compared to net income of $15.5 million, or $2.22 income per share, both on a fully diluted basis, for the same period a year ago. Net sales for the fourth quarter of 2006 totaled $70.0 million, compared to $130.4 million in the fourth quarter of 2005.

For 2006, MAXXAM reported net income of $374.4 million, or $59.71 earnings per share, on a fully diluted basis, compared to a net loss of $4.0 million, or $0.66 per share loss, for 2005. The increase in annual net income from 2005 to 2006 was due to the cancellation, during the third quarter of 2006, of the Company's interest in Kaiser Aluminum Corporation, resulting in a net gain of $430.9 million. Net sales for 2006 were $291.5 million, compared to $406.4 million for 2005.

FOREST PRODUCTS OPERATIONS

Net sales for forest products operations decreased to $30.5 million for the fourth quarter of 2006, as compared to $45.0 million for the fourth quarter of 2005. The $14.5 million decrease in net sales was due to a decline in lumber shipments, compounded by a decline in the average sales price of Douglas-fir lumber during the fourth quarter of 2006, as compared to the same period in 2005.

Operating losses were $8.7 million for the fourth quarter of 2006, compared to $5.4 million during the same period in 2005 (which includes an asset impairment charge of $4.6 million related to certain facilities). The operating losses incurred in the fourth quarter are the result of decreased net sales, a $1.5 million charge for employee severance and benefits costs and a $0.7 million impairment charge resulting from Palco's regular evaluation of its long-lived assets.

REAL ESTATE OPERATIONS

Real estate sales were $27.8 million for the fourth quarter of 2006, as compared to $73.1 million during the same period a year ago. Operating income was $10.6 million in the fourth quarter of 2006, as compared to $40.6 million during the same period a year ago. This significant decrease is due to several large acreage and parcel sales at the Company's Palmas del Mar and Mirada developments during the fourth quarter of 2005 (which did not and were not expected to recur in 2006).

RACING OPERATIONS

Net sales and operating results for the Company's racing operations declined for the fourth quarter of 2006, as compared to the same period in 2005, principally due to fewer live racing days.

CORPORATE AND OTHER

The Corporate segment's operating losses represent general and administrative expenses that are not specifically attributable to the Company's operating segments. The Corporate segment's operating losses improved $4.3 million for the fourth quarter of 2006, as compared to the prior year period, primarily due to a decline in stock-based compensation expense and a non-recurring environmental charge in 2005.

PALCO – SCOPAC LIQUIDITY UPDATE

Prior to the issuance of this press release, MAXXAM filed its report on Form 10-K with the Securities and Exchange Commission. The Notes to Financial Statements and other sections of the Form 10-K discuss how the cash flows of The Pacific Lumber Company (Palco) and Scotia Pacific Company LLC (Scopac), indirect subsidiaries of the Company, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters.

On January 18, 2007, Palco and its five wholly owned subsidiaries, including Scopac, filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The six companies that filed for voluntary protection are Palco, Scopac, Britt Lumber Co., Inc., Scotia Development LLC, Salmon Creek LLC and Scotia Inn. The six bankruptcy cases are being jointly administered, with the companies managing their businesses in the ordinary course as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

The filing of the bankruptcy cases was precipitated by liquidity shortfalls at Palco and Scopac and their resultant inability to make January 2007 interest payments on their respective debt obligations, arising from regulatory restrictions and limitations on timber harvest, increased timber harvesting costs and cyclical lumber prices. Both Scopac and Palco undertook various efforts in 2006 to generate additional liquidity to satisfy their respective debt service obligations; however, the cash generated from their efforts, together with cash flows from their operations, was not sufficient to cover their respective interest payment shortfalls in January 2007. Additionally, Palco and Britt did not meet the minimum required EBITDA maintenance covenant required by their debt facilities for the three-month period ended December 31, 2006.

The audit report of Deloitte & Touche LLP on MAXXAM's consolidated financial statements for the year ended December 31, 2006, contains an explanatory paragraph concerning these matters, which states that the bankruptcy cases raise substantial doubts about Palco's and Scopac's ability to continue as going concerns. The audit report further states that the bankruptcy cases raise substantial doubts about the ability of MAXXAM Inc. and subsidiaries to realize their timber-related assets and discharge their timber-related liabilities in the normal course of business and continue as a going concern.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

152 - 103006

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)
Net sales:
Forest products	$30.5	$45.0	$140.0	$181.8
Real estate	27.8	73.1	104.9	178.3
Racing	11.7	12.3	46.6	46.3
	70.0	130.4	291.5	406.4

Costs and expenses:
Cost of sales and operations:
Forest products	26.9	34.4	117.1	146.3
Real estate	10.8	22.7	36.4	52.0
Racing	10.3	10.8	40.9	40.1
Selling, general and administrative expenses	17.0	21.8	56.3	72.3
Gain on sales of timberlands and other assets	(0.4)	(0.2)	(11.6)	(0.3)
Impairement of assets	0.7	4.6	0.7	4.6
Depreciation, depletion and amortization	7.5	9.8	33.6	35.9
Reversal of net investment in Kaiser	-	-	(430.9)	-
	72.8	103.9	(157.5)	350.9

Operating income (loss):
Forest products	(8.7)	(5.4)	(9.1)	(13.4)
Real estate	10.6	40.6	37.4	89.0
Racing	(1.5)	(1.2)	(4.6)	(4.1)
Corporate, including reversal of net investment in Kaiser	(3.2)	(7.5)	425.3	(16.0)
	(2.8)	26.5	449.0	55.5

Other income (expense):
Investment and interest income	1.8	7.9	7.4	17.5
Other income	1.2	1.1	2.2	1.1
Interest expense	(22.2)	(19.4)	(81.1)	(74.4)
Amortization of deferred financing costs	(0.9)	(0.7)	(6.6)	(3.8)
Loss before income taxes and cumulative effect of accounting change	(22.9)	15.4	370.9	(4.1)

Benefit (provision) for income taxes	-	0.1	4.2	0.1
Loss before cumulative effect of accounting change	(22.9)	15.5	375.1	(4.0)
Cumulative effect of accounting change, net of tax	-	-	(0.7)	-
Cumulative effect of accounting change, net of tax	$(22.9)	$15.5	$374.4	$(4.0)

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(4.36)	$2.60	$67.77	$(0.66)
Cumulative effect of accounting change
	-	-	(0.13)	-
Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(4.36)	$2.60	$67.64	$(0.66)

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(4.36)	$2.22	$59.82	$(0.66)
Cumulative effect of accounting change
	-	-	(0.11)	-
Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(4.36)	$2.22	$59.71	$(0.66)